UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2007 (December 20, 2007)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bridgwater Employment Agreement

On December 20, 2007, Sterling Bancshares, Inc., a Texas Corporation (the “Company”) and J. Downey Bridgwater entered into a new Employment Agreement between the Company and Mr. Bridgwater, deemed effective as of January 1, 2007 (the “New Employment Agreement”). The New Employment Agreement replaces the existing agreement between the Company and Mr. Bridgwater dated November 17, 2005 (the “Prior Employment Agreement”). The summary of the New Employment Agreement is qualified in its entirety by reference to the complete terms and conditions of such document. The New Employment Agreement is filed herewith as Exhibit 10.1.

Under the terms of the New Employment Agreement, Mr. Bridgwater will continue to be employed as the Chief Executive Officer and President of both the Company and its subsidiary bank (the “Bank”), and the Company shall use commercially reasonable efforts to cause the Executive to serve on the Board of Directors of the Company and Bank. Unless sooner terminated pursuant to the terms of the New Employment Agreement, the Company will employ Mr. Bridgwater through December 31, 2009.

During the employment term, Mr. Bridgwater shall receive a base salary of at least $525,000 per year, subject to annual review. Furthermore, Mr. Bridgwater shall be entitled to an annual performance cash bonus upon the achievement of certain performance results, with a target bonus equal to 60% of Mr. Bridgwater’s base salary. The performance measures are weighted as follows: (a) return on assets – 35%, (b) earnings per share – 35%, and (c) board evaluation – 30%. The New Employment Agreement provides for a “claw-back” in the event there is a restatement of the Company’s financial statements, and as a result, the revised performance measures are lower and therefore result in a lower cash bonus.

Mr. Bridgwater currently holds 187,500 unvested performance restricted share units (“PRSUs”), which were issued pursuant to the Prior Employment Agreement. The New Employment Agreement provides that if Mr. Bridgwater is continuously employed through December 31, 2009, the PRSUs will vest based on the Company’s performance compared to its peers from January 1, 2007 through December 31, 2009. The metrics used in the New Employment Agreement are now consistent with those used under the Company’s Long-Term Incentive Program. Upon vesting, the Company will issue one bonus share for each vested PRSU. The 187,500 PRSUs are based on target performance, but the actual number, if any, will depend of the Company’s actual performance compared to its peers with the maximum number of PRSUs capped at 375,000. There can be an acceleration of vesting of the PRSUs in the following instances:

•

If Mr. Bridgwater’s employment is terminated for any reason other than for cause or breach by Mr. Bridgwater, the Company shall issue bonus shares based on the year of termination as follows: (a) if year of termination is 2007, 62,500 bonus shares, (b) if year of termination is 2008, 125,000 bonus shares, and (c) if year of termination is 2009, 187,500 bonus shares.

•	Upon a change in control, the 187,500 PRSUs shall be fully vested, and the corresponding bonus shares shall be issued upon the effective date of the change in control.

Mr. Bridgwater shall be entitled to participate in the Company’s Long-Term Incentive Program, and in all other benefits, plans and programs available to employees of the Company.

The New Employment Agreement requires that Mr. Bridgwater maintain the confidentiality of the Company’s proprietary information and refrain from competing with and soliciting employees from the Company during his employment and for a period of up to two (2) years after termination.

If, prior to the expiration of the employment term and prior to a change of control, the Company terminates Mr. Bridgwater’s employment without cause, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment in an amount equal to the aggregate base salary that he would have earned during the remainder of the employment term, and shall be obligated to continue the provision of benefits under the terms of the New Employment Agreement through the employment term. Mr. Bridgwater would also be entitled to receive a pro rata portion of 187,500 PRSUs referenced above. If, following a change of control, the Company terminates Mr. Bridgwater’s employment for any reason other than death or disability, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the New Employment Agreement, and shall be obligated to continue benefits through the remainder of the employment term or three years after the change of control. Furthermore, if there is a change of control prior to the expiration of the employment term, vesting of the 187,500 PRSUs referenced above shall automatically accelerate.

Grant to Mr. Bridgwater

As set forth above, under the New Employment Agreement, Mr. Bridgwater is eligible to participate in the Company’s Long-Term Incentive Program, which provides a 25,000 target stock award for Mr. Bridgwater in 2007. On December 20, 2007, the Human Resources Programs Committee approved the grant of this award, which is split equally between 12,500 stock options and 12,500 phantom stock units. The stock options vest in equal increments over a three year period from the date of grant, and the phantom stock units will cliff vest as common stock, dependent upon Company’s return on assets and earnings per share performance relative to the defined peer group, at the end of the three-year period.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Sterling Bancshares, Inc., a Texas corporation, and J. Downey Bridgwater dated December 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: December 26, 2007	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Sterling Bancshares, Inc., a Texas corporation, and J. Downey Bridgwater dated December 20, 2007.